SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549



                                 Form 8-K




          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



               Date of Report      January 31, 1997



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

Item 5.   Other Events

     The following information updates certain matters previously reported under Part I, Item 1- Business of the Annual Report on Form 10-K for the year ended December 31, 1995 for Atlantic Energy, Inc. and Atlantic City Electric Company, as amended and supplemented by Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and Current Reports on Form 8-K dated May 29, 1996, June 26, 1996, July 25, 1996, October 22, 1996, January 6, 1997 and January 27, 1997.

On January 30, 1997, Atlantic Energy, Inc. held a special meeting of Atlantic Energy, Inc. shareholders at the Frank Guaracini, Jr. Fine & Performing Arts Center in Vineland, New Jersey. Shareholders were asked to approve the Agreement and Plan of Merger between Atlantic Energy, Inc. ("Atlantic") and Delmarva Power & Light Company ("Delmarva") and were also asked to approve the Conectiv, Inc. Incentive Compensation Plan. As of the close of business on January 30, 1997, the results of the vote of each of the two proposals are as follows:

Proposal #1 - To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 9, 1996 as amended and restated as of December 26, 1996 among Atlantic, Delmarva, a Delaware and Virginia corporation, Conectiv, Inc. (the "Company"), a newly formed Delaware corporation and DS Sub, Inc., a newly formed Delaware corporation and wholly owned transitory subsidiary of Conectiv established solely to effectuate a merger with and into Delmarva ("DS Sub") (the "Merger Agreement"). The Merger Agreement provides for the merger of Atlantic with and into the Company (the "Atlantic Merger") and the merger of DS Sub with and into Delmarva (the "Delmarva Merger") (the Atlantic and the Delmarva Merger, together the "Mergers"), and whereby with certain limitations,
(a) each issued and outstanding share of common stock, no par value, of Atlantic (the "Atlantic Common Stock") will be converted into the right to receive 0.75 of one share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), and 0.125 of one share of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"); (b) each issued and outstanding share of the common stock, par value $2.25 per share, of Delmarva (the "Delmarva Common Stock") will be converted into the right to receive one share of Company Common Stock; and (c) the common stockholders of Delmarva and Atlantic will become common stockholders of the Company, as fully described in the Joint Proxy Statement/Prospectus.

Vote For                 37,843,067
Vote Against              1,539,886
Vote Abstained              265,093

Proposal #2 - To consider and vote upon a proposal to approve the Company Incentive Compensation Plan.

Vote For                 33,592,817
Vote Against              5,539,965
Vote Abstained              641,011

Salem Nuclear Generation Station

     ACE is an owner of 7.41% of Salem Nuclear Generating Station Units 1 and 2 ("Salem"), which are operated by Public Service Electric & Gas Co. ("PS"). As previously reported, Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively. The Salem units represent 164,000 kilowatts of ACE's total installed capacity of 2,351,700 kilowatts.

     On January 29, 1997, PS advised ACE that the Nuclear
Regulatory Commission ("NRC") held a public meeting and identified plants placed on the "NRC Watch List", including Salem
Units 1 and 2, which were identified as Category 2 plants. In its press release issued following the meeting, the NRC stated:

     "The staff informed the Commission that the decision to place the Salem units on the Watch List was not based on any recent performance problems or decline; the staff believes that Salem's efforts to achieve needed improvements are correctly targeted and the NRC is satisfied with the licensee's overall approach. However, the staff noted that Salem should have been placed on the Watch List previously because of Salem's past safety performance. The staff also indicated that the agency increased its attention and resources at Salem commensurate with a Watch List plant. Finally, the staff concluded that, notwithstanding the improvements at Salem, it would not have been removed from the Watch List at this time had it been previously identified because it has yet to demonstrate a period of safe performance at power."

The NRC has three classifications of facility monitoring. A Category 3 facility is one which is having or has had significant weaknesses that warrant maintaining the plant in a shutdown condition until the licensee can demonstrate to the NRC that adequate programs have both been established and implemented to ensure substantial improvement; full NRC approval is required for restart and the NRC will monitor closely. A Category 2 facility is a plant that is authorized to operate but that the NRC will monitor closely; although being operated in a manner that adequately protects public health and safety, plants in this category are having or have had weaknesses that warrant increased NRC attention; a plant will remain in this category until the licensee either demonstrates a period of improved performance, or until a further deterioration of performance results in the plant being placed in Category 3. A Category 1 facility is a plant that has been removed from the Watch List.

More fully describing this NRC action, on January 27, 1997, the NRC sent the following letter to PS:

                               United States
                       Nuclear Regulatory Commission
                             Washington, D.C.


                                        January 27, 1997

Mr. E. James Ferland
Chief Executive Officer
Public Service Electric and Gas Company
80 Park Plaza
Newark, NJ  07101

Dear Mr. Ferland:

On January 14, 15, and 17, 1997, NRC senior managers met to evaluate the nuclear safety performance of operating reactors, fuel facilities, and other materials licensees. The NRC conducts this meeting semiannually to determine if the safety performance of various licensees exhibits sufficient weaknesses to warrant increased NRC attention. At the January 1997 Senior Management Meeting (SMM), the Salem and Hope Creek Generating Stations were discussed.

In our letter of January 29, 1996, James M. Taylor, the former NRC Executive Director for Operation, advised you that at the January 17-18, 1996 SMM, NRC senior managers concluded that recent trends in performance at Hope Creek raised sufficient concerns that we believed it would be appropriate to meet with you to discuss these concerns. In that letter we also stated that resolution of our performance concerns at Salem remained to be demonstrated through sustained and reliable operations.

At the January 1997, SMM the discussion regarding Hope Creek considered the additional insights gained from our monitoring of plant performance since the January 1996 SMM. Based on these discussions it was concluded that the corrective actions you are taking have been effective in addressing our concerns regarding adverse trends in performance at Hope Creek. A summary of NRC discussions related to Hope Creek follows:

     Steps taken by management to address both human performance and equipment issues over the past year have resulted in an overall improvement in plant operations.

     Management has consistently exhibited a conservative approach to decision making. Progress has been made in communicating higher standards and lowering significantly the threshold for identification of problems. Numerous staffing changes and an extensive training and requalification initiative have led to improved control of plant activities by operators. This is significant since the negative trend discussed in the January 1996 SMM was most notably evidenced by several significant events where operators failed to properly control plant evolutions. Overall personnel error rates have declined significantly.

     The station is well along in addressing previously identified problems with technical specification and surveillance procedure discrepancies. Overall material condition of the plant is good as illustrated by improved plant operating performance. This improvement stemmed, to a large degree, from work accomplished during an extended outage completed in early 1996. Maintenance and engineering backlogs are well understood and prioritized but they constitute a continuing challenge to the station.
     Continuing attention is also needed to improve operator staffing levels which were reduced somewhat during the station's operator requalification initiative.

The senior managers also discussed the Salem facility. As described in more detail in the following paragraphs, Salem was designated as a Category 2 plant, not due to any performance problems or decline during this evaluation period, but due to a change in senior management judgement as described in the fourth paragraph below. A summary of NRC discussions related to Salem follows:

     Both Units 1 and 2 were shut down to address significant equipment and human performance problems in mid-1995. An
     NRC Confirmatory Action Letter issued at the time established actions required before restart of the Units.

     A strong management team has been assembled by PSE&G; it has been in place for most of the outage. A much lower problem reporting threshold has been established and management has been aggressive in addressing root causes. Significant staffing changes have been made. Operations and maintenance staffs have completed extensive training and requalification programs to both reinforce fundamental skills and establish higher safety standards. Steps have been taken to strengthen station self assessment, corrective action and work control processes. As a result, the number and significance of personnel errors have declined. Operators have demonstrated improved ownership of the plant and conservative decision making.

     The outage scope has been extensive. Numerous plant components have been refurbished or replaced with the more reliable equipment in both safety-related and balance-of-plant systems. Operator work-arounds are being addressed. A comprehensive, pre-startup test program is underway to assure repair work has been effective. Engineering organizations are providing stronger support on equipment and design issues as evidenced by completion of a recent licensing basis conformance review.

     The senior managers thoroughly discussed current activities at Salem and the basis for past SMM decisions. The conclusion was that the scope and depth of the problems that existed at Salem prior to the dual unit shutdown warranted categorizing it as a Category 2 facility indicating need for increased NRC attention. Past decisions regarding Salem's status were influenced by current licensee management's recognition of problems and efforts being made to address them. As a practical matter, given the extent of these problems and the scope of activities, the agency increased its attention to Salem and applied resources commensurate with a plant in a Category 2, status. As a consequence, senior managers reviewed Salem performance using the Category 2 plant removal matrix. The managers concluded, notwithstanding the significant steps being taken and results achieved to date, Salem would not be removed from Category 2 status if it had previously been categorized as such. A key consideration in the removal matrix is assessment of plant and integrated station performance at power which has yet to occur.

     In summary, the decision was made to recognize that Salem should have been placed on the watch list previously and that it would not have been removed at this point. As such, Salem is being classified as a Category 2 facility at this time. This classification is not intended to suggest that licensee actions underway at Salem to achieve needed improvements are incorrectly targeted. NRC is satisfied with the overall approach and will be monitoring closely the progress to achieve the planned improvements.

An NRC Commission meeting, open to the public, has been scheduled to be held in the Commissioners' Conference Room in Rockville, Maryland, on January 29, 1997, at 10:00 a.m. to review the results of the latest meeting of NRC senior managers. Mr. Hubert Miller, the Region I Regional Administrator, has discussed the bases for our conclusions with regard to Hope Creek and Salem with members of your staff.

If you have any questions, regarding this matter, do not hesitate to call me.
                              Sincerely,
                              HUGH L. THOMPSON, JR.
                              Hugh L. Thompson, Jr.
                              Acting Executive Director
                                    for Operations

Docket Nos.:   50-272
               50-311
               50-354

cc:  See next page






                    ***********************************



                                 SIGNATURE


            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Atlantic Energy, Inc.
                         Atlantic City Electric Company
                                  (Registrant)

                                By:     /s/J. E. Franklin II
                                       J. E. Franklin II
                         Vice President, Secretary and
                         General Counsel of Atlantic Energy, Inc.
                         Senior Vice President, Secretary and
                         General Counsel of Atlantic City
                         Electric Company


Date: January 31, 1997